Exhibit 99.1

Ascent Solar Chairman to Retire at End of Year

-Company enters manufacturing and commercialization phase of development, names new Chairman

THORNTON, Colo., September 1, 2010 (BUSINESS WIRE) — Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a developer of state of the art flexible thin-film solar modules, announced today that its Chairman, Dr. Mohan Misra, will be retiring from his position on the Board of Directors, effective December 31, 2010. Dr. Misra has decided that due to his commitments to family and for other personal reasons, he will retire from the Board. Dr. Misra is 65 years old.

Replacing Dr. Misra as Chairman of the Board will be current Director, Dr. Amit Kumar. Dr. Kumar is an expert on photovoltaics having performed his Ph.D. thesis research on solar energy conversion devices at Stanford University and the California Institute of Technology (“Caltech”). He has been an entrepreneur who has built technology enterprises from start-up to public listing. He has also worked in venture capital with Oak Investment Partners and Acacia Research. Most recently, he was the CEO of the NASDAQ listed biotechnology company, CombiMatrix. Dr. Kumar has extensive strategic, financing, and business development experience. He has strong contacts in academia as well as in the federal government.

Dr. Kumar holds a B.S. degree in Chemistry from Occidental College. After joint studies at Stanford University and Caltech, he received his Ph.D. from Caltech before completing a post-doctoral fellowship at Harvard University.

More information about Dr. Kumar can be found at http://www.ascentsolar.com/bod/.

Dr. Kumar stated, “I am honored to be appointed Chairman of Ascent, and I look forward to working with the team as we enter the commercial phase of our development. Ascent’s thin film photovoltaic cells, on a light, flexible substrate have the potential to revolutionize and enable many solar energy applications. Our challenge is large scale manufacturing and we have assembled a tremendous team to take us into that phase and into commercialization. I want to personally and on behalf or Ascent, thank Dr. Misra for his contributions to Ascent, and I look forward to working closely with Dr. Moghadam and others to continue building the company.”

“Dr. Kumar has been a tremendous contributor to Ascent, and I am pleased that he will increase his involvement by taking on the Chairmanship, stated Dr. Misra. Ascent is entering a new phase of its development as indicated by the beginning of our manufacturing expansion activities. Our plant is running and we are working on expanding capacity, improving cost metrics, and delivering product. Also, considering certain family matters and other commitments, I felt this was the right time for me to retire from the Board. I will remain in my position until the end of the year, and I will always be available to provide advice if needed. I want to thank all past and present employees, shareholders, customers and partners for all of the support provided to me and Ascent, and I expect the most exiting days are ahead.”

“Dr. Misra founded Ascent and guided the company through our early years. He has been instrumental in the development of our revolutionary flexible, thin-film technology,” stated Dr. Farhad Moghadam, the company’s President and Chief Executive Officer. “We are delighted that he is making a commitment to family matters after a lifetime of productive technology innovation. We thank him for all of the valuable advice he has provided us, and are pleased that he will continue to be an advisor to me and the company in an unofficial role. Over the last year as CEO of Ascent, I have worked closely with Dr. Kumar and have found him to be an incredibly valuable advisor. I am looking forward to working with Amit as we continue the development of Ascent. “

About Ascent Solar Technologies:

Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules with substrate materials that can be more flexible and affordable than most traditional solar panels. Ascent Solar modules can be directly integrated into standard building materials, commercial transportation, automotive solutions, space applications, consumer electronics for portable power or configured as stand-alone modules for large scale terrestrial deployment. Ascent Solar is headquartered in Thornton, Colo. Additional information can be found at www.ascentsolar.com.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “may,” “will,” “should,” “believes,” “expect,” “intend,” “anticipate,” “plan,” “estimate” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject to risks and uncertainties that are described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements whether as a result of the receipt of new information, future events, or otherwise.

Contact:

For Ascent Solar Technologies, Inc.

Brian Blackman, +1 720-872-5107 (Investor Relations)

bblackman@ascentsolar.com